                                                                     EXHIBIT 4.6


                                 AMENDMENT NO. 1

                                       TO

                    RESTATED AMVESTORS FINANCIAL CORPORATION

                       1989 NONQUALIFIED STOCK OPTION PLAN

          WHEREAS, AmerUs Annuity Group Co., f/k/a AmVestors Financial Corporation, a Kansas corporation (the "Corporation"), heretofore has established and maintained the "RESTATED AMVESTORS FINANCIAL CORPORATION 1989 NONQUALIFIED STOCK OPTION PLAN" (the "Plan"), an incentive stock option plan for the benefit of certain of its employees and certain employees of its affiliates;

     WHEREAS, effective December 19, 1997, the Corporation merged with and into AmerUs Group Co., f/k/a AmerUs Life Holding, Inc., an Iowa corporation ("AGC"), pursuant to which each outstanding share of the common stock of the Corporation became 0.6724 shares of AGC stock for every share of their Corporation stock (the "Merger"); and

          WHEREAS, the Corporation desires to amend the Plan to reflect the assumption of the Plan by the Corporation and the substitution of Corporation common stock for AGC common stock in the Plan's company stock fund.

          NOW, THEREFORE, the Plan is hereby amended, effective December 19, 1997, as follows:

          6. The title of the Plan shall hereinafter be the "RESTATED AMERUS ANNUITY GROUP CO. 1989 NONQUALIFIED STOCK OPTION PLAN."

          2.   Section 1 of the Plan is hereby amended and restated as follows:

     "1.   Statement of Purpose. The purpose of this Restated Nonqualified
Stock Option Plan (the "Plan") is to establish and continue as close an identity as is feasible between the interests of AmerUs Annuity Group Co. (the "Corporation") and its subsidiaries and the Directors, officers and employees of the Corporation and its subsidiaries (the "Eligible Participants"). The Plan is intended to encourage a sense of proprietorship on the part of the Eligible Participants, who will be largely responsible for the continued growth of the Corporation and its subsidiaries, to recognize past valuable services of such Eligible Participants, to furnish such Eligible Participants with further incentive to develop and promote the business and financial success of the Corporation and its subsidiaries, and to induce such Eligible Participants to continue in the service of the Corporation or its subsidiaries by providing a means whereby such Eligible Participants may be given an opportunity to purchase shares of common stock of the Corporation's parent company, AmerUs Group Co., an Iowa corporation (or any successor corporation) ("AGC Stock"). The Plan will also serve to effectuate the Corporation's intention of granting options to certain Eligible Participants in substitution for certain options originally granted to such Eligible Participants under (a) the Corporation's old Incentive Stock Option Plan, adopted August 14, 1986 (the "1986 Incentive Stock Options");
(b) the Corporation's old Nonqualified Stock Option Plan, adopted August 14, 1986 (the "1986 Nonqualified 'Stock Options"; and (c) the resolution adopted by the Board of Directors (the "Board of Directors") of the Corporation on August 14, 1986, pursuant to which certain options to purchase shares of common stock of American Investors Life Insurance Company, Inc. were converted into options to purchase shares of common stock of the Corporation (the "American Investors Options") (collectively the "Exchanged Options")."

          3.   Section 2 of the Plan is hereby amended and restated as follows:

     "2. Administration by Board. The Plan shall be administered by the Board of Directors. The Board of Directors shall be the sole determinant of which Eligible Participants may be granted options to purchase shares of AGC Stock under the Plan, how many shares each Eligible Participant may purchase, the price to be paid for the shares, the terms of payment, the option period, and any interpretations of the Plan's intent and operation. In administering the Plan, the vote of a majority of the Directors voting, provided they constitute a quorum under the Corporation's bylaws, shall be conclusive."

          4.   Section 4 of the Plan is hereby amended and restated as follows:

     "4. Availability of Stock. A total of 1,405,970 shares of AGC Stock shall be available to the Plan. These shares may come from authorized but unissued shares and from issued and reacquired shares, including shares issued in accordance with the Plan and reacquired by the Corporation. Shares of AGC Stock available to the Plan may be subject to any restrictions placed on them by the Board of Directors in accordance with the terms of the Plan or the Nonqualified Stock Option Agreement described below. The total number of shares available to the Plan shall be adjusted to account for stock splits, stock dividends, reverse stock splits, granting of warrants, and the like."

          5. The first paragraph of Section 7 of the Plan is hereby amended and restated as follows:

     "7. Manner of Exercise. The payment of the option exercise price of an option hereunder shall be either in cash or, if the Board of Directors, in its sole discretion, so specifies, through delivery to the Corporation of shares of AGC Stock with an aggregate fair market value equal to the option exercise price, or by any combination of cash and shares (if the Board of Directors has approved payment through delivery of shares). The fair market value of shares delivered as payment, in whole or in part, of the option exercise price shall be:"

          6.   Section 9 of the Plan is hereby amended and restated as follows:

     "9. Stock Reserve. The Corporation at all times during the term of this Plan shall reserve and keep available such number of shares of AGC Stock as will be sufficient to satisfy the requirements of this Plan, and shall pay all fees and expenses necessarily incurred by the Corporation in connection with the exercise of options granted hereunder."